Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
February 3, 2009	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES 2008 RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the full year and fourth quarter of 2008.
Full Year 2008 Results
•	2008 net sales were $609.9 million versus $626.8 million in 2007

•	2008 operating income was $88.2 million, down from the 2007 record of $141.2 million

•	Net income for the year was $56.2 million, also down from $92.6 million in 2007
Fourth Quarter 2008 Results
•	Net sales of $148.8 million

•	Operating income of $6.2 million

•	Net income of $4.1 million
     Both the full year and quarterly year-over-year comparisons reflected a titanium market that was impacted by both Boeing 787 production delays and the significant deterioration in the global economy. For the full year 2008, the Company reported net sales of $609.9 million versus net sales of $626.8 million for 2007. Operating income for the year was down to $88.2 million (including approximately $3.5 million of nonrecurring expenses in the fourth quarter for a $1.5 million mediation settlement with another company and a $2.0 million pension charge for two retired executives) from the record set in 2007 of $141.2 million. Net income for 2008 was $56.2 million or $2.44 per diluted share versus net income of $92.6 million, or $4.00 per diluted share in 2007.
     For the fourth quarter ended December 31, 2008, the Company reported net sales of $148.8 million compared to $163.8 million in the fourth quarter of 2007. Operating income for the fourth quarter of 2008 was $6.2 million versus
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February 3, 2009

$39.4 million in 2007. Fourth quarter net income was $4.1 million, or $0.18 per diluted share, in comparison to $24.9 million or $1.08 per diluted share for the same period in the prior year.
Distribution Group
     For 2008, net sales for the Distribution Group were $261.1 million versus $241.7 million in 2007. The Group had operating income of $23.6 million for the year, compared to $35.1 million in 2007. For the fourth quarter of 2008, the Distribution Group posted operating income of $3.7 million on net sales of $63.6 million. During the same period in 2007, this Group had operating income of $6.8 million on net sales of $59.6 million. During the year, titanium product pricing, which was largely contract based, was stable, while pricing in nickel for super alloys and stainless steel products declined by double digits.
Fabrication Group
     In 2008, net sales for the Fabrication Group were $146.8 million versus $132.0 million in 2007. This Group had operating income of $2.0 million for the year, compared to $3.5 million in 2007. During the fourth quarter of 2008, the Fabrication Group posted an operating loss of $1.4 million on net sales of $40.0 million. For the same period in 2007, this Group had an operating loss of $1.1 million on net sales of $35.5 million. As in prior quarters, Boeing’s 787 production delays caused the Group’s Houston fabrication and Claro machining units to experience significant manufacturing inefficiencies. Although this challenge is expected to continue in 2009, excess costs and overhead continue to be removed from both of these operations.
Titanium Group
     Net sales in 2008 for the Titanium Group were $202.0 million versus $253.1 million in 2007. The Group had operating income of $62.6 million for the year, compared to $102.6 million in 2007. For the fourth quarter of 2008, the Titanium Group posted operating income of $3.9 million on net sales of $45.2 million. During the same period in 2007, this Group had operating income of $33.7 million on net sales of $68.7 million.
     Mill product shipments for the fourth quarter were 3.0 million pounds at an average realized price of $22.04 per pound, compared to mill product shipments of 4.0 million pounds in 2007 at an average realized price of $27.34 per pound. The decrease in volumes from the same period in 2007 reflects the continued deterioration in the spot market for titanium mill products, resulting in a larger percentage of volumes related to long-term contracts that carry lower prices.
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February 3, 2009

CEO Comment
     Vice Chairman and CEO Dawne S. Hickton commented, “In the midst of a worldwide recession and liquidity crisis, along with the challenges our industry has faced in 2008, we ended the year with the second highest sales and third highest operating income in the Company’s history, as well as a strong balance sheet.
     “As in prior quarters, the fourth quarter results reflected the continuing impact of the on-going uncertainties surrounding the 787 program delays and its direct impact on our Fabrication businesses. Recognizing the uncertainties in the overall marketplace, as well as the large amount of titanium inventory in the commercial aerospace supply chain, we embarked on a cost reduction program during the quarter in order to maintain profitability. Such reductions included restrictions on hiring, a salary freeze for all management employees, as well as elimination of virtually all nonessential spending. We also continue to review our capital expansion plans and are managing the spending on these projects to match the timing of our commitments under our long-term titanium supply contracts.
     “On a positive note, we still see a strong long-term demand for our products and services that will continue to grow in the next decade. Our ability to leverage this demand into long-term agreements has enabled RTI to be well positioned to persevere through the challenges and uncertainties presented by this most difficult global business outlook. In fact, in combination with our cash of $284 million, undrawn revolving credit facility of $200 million, debt of $240 million, and only $1.4 million of repayments due in 2009, RTI is much better prepared to navigate through a deep and extended downturn than at any time in our 58 year history.”
Outlook
     In light of the challenging global economic climate, uncertainties in defense spending, and the excess titanium inventory in the commercial aerospace sector, RTI is not in a position to provide definitive guidance for the year. Based on current visibility, including contractual business, the Company expects mill product shipments to be within the range of 10 to 12 million pounds and earnings to be positive in 2009.
Conference Call Information
     To participate in today’s call at 11 a.m. Eastern Time, please dial toll free (USA/Canada) 800-446-2782 or (International) 847-413-3235 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
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February 3, 2009

Replay Information
     Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, February 17, 2009, by dialing (USA/Canada) 888-843-8996 or (International) 630-652-3044 and Conference # 23666203.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the outcome of U.S. Custom’s investigation of the Company’s duty drawback claims, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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February 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$148,808	$163,784	$609,900	$626,799
Cost and expenses:
Cost of sales	119,106	108,223	441,814	418,671
Selling, general, and administrative expenses	22,933	15,755	77,762	65,317
Research, technical, and product development expenses	530	395	2,120	1,650

Operating income	6,239	39,411	88,204	141,161
Other expense	1,656	(194)	1,527	(2,134)
Interest income	1,090	1,138	3,262	4,764
Interest expense	(2,611)	(426)	(4,206)	(1,324)

Income before income taxes	6,374	39,929	88,787	142,467
Provision for income taxes	2,274	15,013	32,585	49,836

Net income	$4,100	$24,916	$56,202	$92,631

Earnings per share:

Basic	$0.18	$1.08	$2.46	$4.04

Diluted	$0.18	$1.08	$2.44	$4.00

Weighted-average shares outstanding:
Basic	22,840,467	22,970,216	22,872,075	22,930,768

Diluted	22,849,172	23,176,802	22,987,503	23,154,194

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February 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$284,449	$107,505
Receivables, less allowance for doubtful accounts of $2,033 and $613	80,005	102,073
Inventories, net	274,330	296,559
Deferred income taxes	29,151	12,969
Other current assets	11,692	2,951

Total current assets	679,627	522,057
Property, plant, and equipment, net	271,062	157,355
Goodwill	47,984	50,769
Other intangible assets, net	13,196	17,476
Deferred income taxes	15,740	6,059
Other noncurrent assets	2,101	1,568

Total assets	$1,029,710	$755,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,422	$46,666
Accrued wages and other employee costs	20,452	22,028
Billings in excess of costs and estimated earnings	22,352	21,573
Current portion of long-term debt	1,375	1,090
Current liability for post-retirement benefits	2,632	2,660
Current liability for pension benefits	121	5,962
Other accrued liabilities	18,167	16,171

Total current liabilities	119,521	116,150

Long-term debt	238,550	16,506
Noncurrent liability for post-retirement benefits	30,732	31,019
Noncurrent liability for pension benefits	26,535	8,526
Deferred income taxes	154	69
Other noncurrent liabilities	11,777	7,230

Total liabilities	427,269	179,500

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,688,010 and 23,610,746 shares issued; 23,004,136 and 23,105,708 shares outstanding	237	236
Additional paid-in capital	307,604	302,075
Treasury stock, at cost; 683,874 and 505,038 shares	(16,891)	(7,801)
Accumulated other comprehensive loss	(46,352)	(20,367)
Retained earnings	357,843	301,641

Total shareholders’ equity	602,441	575,784

Total liabilities and shareholders’ equity	$1,029,710	$755,284

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February 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2008	2007
Cash provided by operating activities (including depreciation and amortization of $20,201 and $15,712 for the twelve months ended December 31, 2008 and 2007, respectively)	$82,959	$45,638

Cash provided by (used in) investing activities	(125,590)	20,623

Cash provided by financing activities	218,760	3,662

Effect of exchange rate changes on cash and cash equivalents	815	(2,444)

Increase in cash and cash equivalents	176,944	67,479
Cash and cash equivalents at beginning of period	107,505	40,026

Cash and cash equivalents at end of period	$284,449	$107,505

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February 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales:
Titanium Group	$45,156	$68,669	$202,024	$253,130
Intersegment sales	25,311	45,392	151,910	181,200

Total Titanium Group net sales	70,467	114,061	353,934	434,330

Fabrication Group	40,021	35,486	146,816	131,961
Intersegment sales	16,335	17,561	79,027	71,664

Total Fabrication Group net sales	56,356	53,047	225,843	203,625

Distribution Group	63,631	59,629	261,060	241,708
Intersegment sales	868	1,136	2,628	4,349

Total Distribution Group net sales	64,499	60,765	263,688	246,057

Eliminations	42,514	64,089	233,565	257,213

Total consolidated net sales	$148,808	$163,784	$609,900	$626,799

Operating income:
Titanium Group before corporate allocations	$8,870	$35,904	$77,695	$113,469
Corporate allocations	(5,011)	(2,170)	(15,123)	(10,886)

Total Titanium Group operating income	3,859	33,734	62,572	102,583

Fabrication Group before corporate allocations	1,868	653	12,781	12,351
Corporate allocations	(3,233)	(1,760)	(10,744)	(8,840)

Total Fabrication Group operating income	(1,365)	(1,107)	2,037	3,511

Distribution Group before corporate allocations	6,454	8,073	32,561	41,716
Corporate allocations	(2,709)	(1,289)	(8,966)	(6,649)

Total Distribution Group operating income	3,745	6,784	23,595	35,067

Total consolidated operating income	$6,239	$39,411	$88,204	$141,161

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